Exhibit 99.1

FOR IMMEDIATE RELEASE
McCORMICK REPORTS THIRD QUARTER RESULTS AND PROVIDES LATEST 2015 FINANCIAL OUTLOOK
SPARKS, Md., October 1, 2015 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported financial results for the third quarter ended August 31, 2015 and provided its latest outlook for fiscal year 2015.

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Sales rose 2% in the third quarter of 2015 from the year-ago period. Excluding the unfavorable impact of foreign currency, the company grew sales 7% in constant currency with strong increases in both business segments.

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Earnings per share was $0.76 in the third quarter of 2015. Excluding the impact of special charges, adjusted earnings per share was $0.85. As anticipated by the company, this was a decline from the year-ago period due primarily to a lower tax rate in the third quarter of 2014. In the third quarter of 2015, adjusted earnings per share was also unfavorably impacted by a decline in profit from the Kohinoor business and the effect of a recent decline in the Mexican peso on the company's income from unconsolidated operations.

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Based on strong year-to-date sales growth and momentum heading into the fourth quarter, the company guided to the upper end of its 4% to 6% projected constant currency sales growth range for fiscal year 2015. Based largely on the third quarter profit result and expected currency impact, the company projects adjusted earnings per share at the lower end of its $3.47 to $3.54 guidance range.

Chairman's Remarks
Alan D. Wilson, Chairman and CEO, commented, “McCormick's third quarter and year-to-date 2015 financial results reflect the effectiveness of our growth strategies and engagement of our employees. Through the third quarter we have grown sales 6% in constant currency. Both our consumer and industrial businesses are delivering mid-single digit constant currency sales increases, driven by innovation, effective brand marketing support, expanded distribution and customer intimacy. In addition to this strong growth in our base business, we have completed three acquisitions that are excellent additions to our global portfolio of flavors.
"Our year-to-date sales performance and momentum have us tracking toward the upper end of our 2015 constant currency sales target. However, we have a more conservative view of our 2015 profit outlook mainly as a result of declines in the Mexican peso and in profit from our Kohinoor business in India, where actions are underway to exit certain low margin product lines and focus on current and new higher margin products. Excluding these factors, strength in our underlying business is being driven not only by higher sales, but also with significant cost savings. We stepped-up our cost reduction activity this year and with employee engagement across functions and around the world, we now expect to achieve $95 million in cost savings, ahead of our initial goal and up more than a third from the record level set in 2014. We are using a portion of these funds as our fuel for growth and we now plan to increase our 2015 brand marketing at a high single digit rate from a year-ago. Our business also generates strong cash flow and we have a balanced use of cash year-to-date, with similar amounts invested in the business through acquisitions and returned to shareholders through dividends and share repurchases."
Third Quarter 2015 Results
McCormick reported a 2% sales increase in the third quarter from the year-ago period, and in constant currency, grew sales 7%. In constant currency, consumer business sales rose 7% due to increased volume and product mix driven by product innovation, brand marketing support and expanded distribution, as well as the impact of acquisitions completed in 2015. The increase was broad-based with growth in each region, including the U.S. market where actions have been underway to improve performance. In constant currency, industrial business sales grew 8% both from higher volume and product mix, pricing actions to offset higher material costs and an acquisition completed in 2015. The rate of constant currency sales growth continues to be particularly strong in the Europe, Middle East and Africa (EMEA) region, driven by innovation, increased distribution and geographic expansion. Also, improved demand from quick service restaurants in China has continued in 2015, following weak results in the second half of 2014.
Operating income was $139 million in the third quarter compared to $157 million in the year-ago period. Excluding special charges, adjusted operating income was $154 million compared to $160 million of adjusted operating income in the year-ago period. In constant currency, adjusted operating income rose 1%, with the favorable impact of higher sales and cost savings more than offsetting higher material input costs and increased benefit expenses, as well as a $3 million decline in profit from the Kohinoor business from the year-ago period.
The company recorded $15 million of special charges in the third quarter of 2015. Related to previously announced streamlining actions in North America and EMEA, the company recorded $2 million of special charges. The remaining special charges related to the company's majority owned Kohinoor business, purchased in 2011. In the third quarter of 2015, the company approved a plan for this business to discontinue the sale of certain lower margin basmati rice product lines and focus on higher-margin items. This led to the determination of a $10 million non-cash impairment charge to reduce the value of the Kohinoor brand name. In addition, a $3 million special charge was recorded in cost of goods sold, which represents an inventory write-down directly related to the decision to discontinue the sale of those lower margin basmati rice product lines. The $3 million special charge included in cost of good sold, along with a $2 million year-on-year decline in gross profit prior to that special charge, lowered gross profit margin by 0.5 percentage points in the third quarter.
Earnings per share was $0.76 in the third quarter compared to $0.94 in the year-ago period. Excluding the $0.09 impact of special charges in the third quarter of 2015, adjusted earnings per share was $0.85 compared to $0.95 adjusted earnings per share in the third quarter of 2014, which excluded $0.01 of special charges. Third quarter 2015 adjusted earnings per share declined $0.10 from the year ago period, mainly due to a higher tax rate and the decline in adjusted operating income. This rate of decline was consistent with the guidance previously provided by McCormick. The most significant impact on earnings per share was the tax rate, which was 30% in the third quarter of 2015 compared to 21% in the third quarter of 2014, when the rate was favorably impacted by discrete tax items. For the fourth quarter of 2015, the company continues to expect a tax rate of approximately 29%.

The company continues to generate strong cash flow and net cash provided by operating activities for the first three quarters of the fiscal year was $317 million in 2015 compared to $276 million in 2014.
2015 Financial Outlook
Based on McCormick's strong year-to-date sales growth, the completion of three acquisitions and a positive fourth quarter outlook, fiscal year 2015 sales are expected to grow at the upper end of its 4% to 6% guidance range in constant currency. The company anticipates that currency will lower this fiscal year sales growth range by 5 percentage points based on prevailing rates.
In constant currency, the company now expects to increase 2015 adjusted operating income at the lower end of its 6% to 7% guidance range, from adjusted operating income of $608 million in 2014. This more conservative view is due in part to weak Kohinoor results. The company has increased its expected 2015 cost savings to at least $95 million and has also raised its planned brand marketing support to a high single-digit year-on-year increase. On a reported basis, operating income is expected to decline at the lower end of a 7% to 8% range, from operating income of $603 million in 2014. This range includes the impact of an estimated $65 million of special charges and an estimated 4 percentage point impact from currency.
Based on this current projection for operating income and the impact of the recent decline in the Mexico peso on McCormick's income from unconsolidated operations, the company now expects to report earnings per share at the lower end of its $3.11 to $3.18 guidance range. Excluding the estimated impact of $0.36 from special charges, adjusted earnings per share is expected to be at the lower end of the company's $3.47 to $3.54 guidance range. On a constant currency basis, this is a growth rate of at least 7% from 2014 adjusted earnings per share of $3.37. Another year of strong cash flow is anticipated in 2015, with a portion returned to McCormick's shareholders through dividends and share repurchases.
Business Segment Results
Consumer Business

(in millions)	Three months ended		Nine months ended
	8/31/2015	8/31/2014	8/31/2015	8/31/2014
Net sales	$630.5	$621.9	$1,850.6	$1,852.2
Operating income	99.9	121.1	237.3	301.3
Operating income, excluding special charges	114.6	122.1	286.9	302.3
Consumer business sales rose 1% when compared to the third quarter of 2014. In constant currency, the company grew sales 7%, due in part to increased volume and product mix. In addition, acquisitions completed in 2015 added 3 percentage points of the year-on-year growth in the third quarter.

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Consumer sales in the Americas rose 2%. In constant currency, the increase was 3% and due to higher volume and product mix, and pricing actions taken to offset the impact of higher material costs. The higher volume and product mix this period included increased U.S. sales of McCormick recipe mixes and Grill Mates, as well as Kitchen Basics stock products and Zatarain's items. The company is also having success in Latin America with the regional expansion of McCormick brand products.

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Consumer sales in EMEA declined 1%, although in constant currency the company grew sales 18%. Sales from Drogheria & Alimentari, acquired mid-2015, added 11 percentage points of the increase. Also contributing to sales growth this quarter were increased volume and product mix in Poland, France, U.K. and Russia, driven in part by a significant increase in brand marketing support, as well as product innovation and expanded distribution.

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Third quarter consumer sales in the Asia/Pacific region rose 3%. In constant currency, sales grew 7%, with increased volume and product mix, offset in part by lower pricing. As in the second quarter of 2015, in both China and Australia, the company grew sales at a double-digit rate in constant currency from the year-ago quarter.

Consumer business operating income, excluding special charges, was $115 million compared to $122 million in the year-ago period. In constant currency, adjusted operating income declined 3% from the year-ago period, with the favorable impact of sales growth and cost savings more than offset by the unfavorable impact of higher material costs and employee benefit expense, and a $3 million decline in Kohinoor adjusted operating income from the year-ago period.
Industrial Business

(in millions)	Three months ended		Nine months ended
	8/31/2015	8/31/2014	8/31/2015	8/31/2014
Net sales	$429.4	$420.9	$1,243.8	$1,217.4
Operating income	38.8	36.2	98.9	102.3
Operating income, excluding special charges	39.2	37.5	111.8	103.6
Industrial business sales rose 2% when compared to the third quarter of 2014, and in constant currency the increase was 8%. Higher volume and product mix contributed to the increase, as well as pricing actions taken in response to higher material costs. In addition, an acquisition completed earlier in 2015 added 2 percentage points of the year-on-year growth in the third quarter.

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Industrial sales in the Americas rose 2%. In constant currency the increase was 5%, driven by higher pricing and 3 percentage points of growth from Brand Aromatics, acquired early in the second quarter. During the third quarter, higher customer demand and innovation in Mexico offset weak demand from quick service restaurants in the U.S.

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In EMEA, industrial sales rose 2%. In constant currency the company grew sales 15%. This was another quarter of strong growth in this region, primarily driven by product innovation, distribution gains and geographic expansion. Pricing actions to cover higher material costs also added to the year-on-year growth this period.

•	Industrial sales in the Asia/Pacific region rose 4%. In constant currency, sales increased 12% as a result of higher volume and product mix in both Australia and China.
Industrial business operating income, excluding special charges, was $39 million compared to $38 million in the year-ago period. In constant currency, adjusted operating income had a strong 12% increase from the year-ago period, with the favorable impact of higher sales and cost savings more than offsetting the unfavorable impact of increases in material costs and employee benefit expense.
Non-GAAP Financial Measures

The tables below include financial measures of adjusted operating income, adjusted income from unconsolidated operations, adjusted net income and adjusted diluted earnings per share, each excluding the impact of special charges for the periods presented. These represent non-GAAP financial measures which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles. In our consolidated income statement, we include a separate line item captioned “special charges” in arriving at our consolidated operating income. Additionally, we recorded $3.4 million in cost of goods sold in our income statement for three and nine months ended August 31, 2015 which we classified as special charges. Special charges consist of expenses associated with certain actions undertaken by the company to reduce fixed costs, simplify or improve processes, and improve our competitiveness and are of such significance in terms of both up-front costs and organizational/structural impact to require advance approval by our Management Committee, comprised of our Chairman and Chief Executive Officer; President and Chief Operating Officer, and President Global Consumer; Executive Vice President and Chief Financial Officer; President Global Industrial, and President, EMEA and Asia Pacific; President North America; and Senior Vice President, Human Relations. Upon presentation of any such proposed action (including details with respect to estimated costs, which generally consist principally of employee severance and related benefits, together with ancillary costs associated with the action that may include a non-cash component or a component which relates to inventory adjustments that are included in cost of goods sold; impacted employees or operations; expected timing; and expected benefits) to the Management Committee and the Committee’s advance approval, expenses associated with the approved action are classified as special charges upon recognition and monitored on an on-going basis through completion.
We believe that these non-GAAP financial measures are important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.
These non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but it should not be considered a substitute for, or superior to, GAAP results. In addition, these non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate them in the same manner that we do. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP financial measures to the related GAAP financial measures is provided below:

(in millions except per share data)	Three Months Ended		Nine Months Ended
	8/31/15	8/31/14	8/31/15	8/31/14
Operating income	$138.7	$157.3	$336.2	$403.6

Impact of special charges included in cost of goods sold	3.4	—	3.4	—
Impact of other special charges (including non-cash impairment charge of $9.6 million for the three and nine months ended August 31, 2015)	11.7	2.3	59.1	2.3
Total special charges	15.1	2.3	62.5	2.3

Adjusted operating income	$153.8	$159.6	$398.7	$405.9
% increase (decrease) versus prior period	(3.6)%		(1.8)%

Income from unconsolidated operations	$9.7	$8.8	$27.0	$20.1
Impact of special charges attributable to non-controlling interests (1)	(1.9)	—	(1.9)	—
Adjusted income from unconsolidated operations	$7.8	$8.8	$25.1	$20.1
	(11.4)%		24.9%

Net income	$97.6	$122.9	$252.4	$289.9
Impact of special charges above (2)	14.0	1.6	46.8	1.6
Impact of total special charges attributable to non-controlling interests (1)	(1.9)	—	(1.9)	—
Adjusted net income	$109.7	$124.5	$297.3	$291.5
% increase versus prior period	(11.9)%		2.0%

Earnings per share - diluted	$0.76	$0.94	$1.95	$2.21
Impact of special charges above	0.11	0.01	0.36	0.01
Impact of total special charges attributable to non-controlling interests	(0.02)	—	(0.01)	—
Adjusted earnings per share - diluted	$0.85	$0.95	$2.30	$2.22
% increase versus prior period	(10.5)%		3.6%

(1) Represents the portion of the Kohinoor total special charge of $13.0 attributable to Kohinoor's 15% minority stakeholder.

(2) Total special charges of $15.1 and $62.5 for the three and nine months ended August 31, 2015 and $2.3 for the three and nine months ended August 31, 2014 are net of taxes of $1.1 and $15.7 and $0.7, respectively.
Percentage changes in sales and adjusted operating income expressed in “constant currency” are presented excluding the impact of foreign currency exchange. To present this information for historical periods, current period results for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average exchange rates in effect during the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. Constant currency growth rates follow:

	Three Months Ended August 31, 2015
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer business
Americas	1.7%	(1.6)%	3.3%
EMEA	(0.7)%	(18.2)%	17.5%
Asia/Pacific	3.4%	(3.9)%	7.3%
Total consumer business	1.4%	(5.5)%	6.9%
Industrial business
Americas	1.6%	(3.5)%	5.1%
EMEA	2.0%	(13.2)%	15.2%
Asia/Pacific	4.2%	(7.7)%	11.9%
Total industrial business	2.0%	(6.0)%	8.0%
Total net sales	1.6%	(5.7)%	7.3%
Adjusted operating income
Consumer business	(6.2)%	(3.4)%	(2.8)%
Industrial business	4.9%	(6.8)%	11.7%
Total adjusted operating income	(3.6)%	(4.2)%	0.6%

	Nine Months Ended August 31, 2015
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer business
Americas	2.0%	(1.3)%	3.3%
EMEA	(8.6)%	(16.2)%	7.6%
Asia/Pacific	5.2%	(3.0)%	8.2%
Total consumer business	(0.1)%	(5.1)%	5.0%
Industrial business
Americas	2.4%	(2.8)%	5.2%
EMEA	0.6%	(11.5)%	12.1%
Asia/Pacific	3.9%	(6.1)%	10.0%
Total industrial business	2.2%	(5.0)%	7.2%
Total net sales	0.8%	(5.1)%	5.9%
Adjusted operating income
Consumer business	(5.1)%	(3.8)%	(1.3)%
Industrial business	7.9%	(5.8)%	13.7%
Total adjusted operating income	(1.8)%	(4.4)%	2.6%
To present "constant currency" information for the fiscal year 2015 projection, projected sales and adjusted operating income for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the company's budgeted exchange rate for 2015 and are compared to the 2014 results, translated into U.S. dollars using the same 2015 budgeted exchange rate, rather than at the average actual exchange rates in effect during fiscal year 2014. To estimate the percentage change in adjusted earnings per share on a constant currency basis, a similar calculation is performed to arrive at adjusted net income (however, no adjustment is made for the company's share of income in unconsolidated operations that are denominated in currencies other than the U.S. dollar) divided by historical shares outstanding for fiscal year 2014 or projected shares outstanding for fiscal year 2015, as appropriate.
Fiscal year 2014 actual results and 2015 projection

(in millions except per share data)	Twelve Months Ended
	2015 Projection	11/30/14
Operating income		$603.0
Special charges		5.2
Adjusted operating income		$608.2

Earnings per share	$3.11 to $3.18	$3.34
Impact of special charges	0.36	0.03
Adjusted earnings per share	$3.47 to $3.54	$3.37

Percentage change in adjusted earnings per share (expected to be at the lower end of range)	3% to 5%
Impact of foreign currency exchange rates	(4)%
Percentage change in adjusted earnings per share on constant currency basis (expected to be at the lower end of range)	7% to 9%
Live Webcast
As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.
Forward-looking Information
Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” "intend," “believe” and “plan.” These statements may relate to: the expected results of operations of businesses acquired by the company, the expected impact of raw material costs and pricing actions on the company's results of operations and gross margins, the expected productivity and working capital improvements, expectations regarding growth potential in various geographies and markets, expected trends in net sales and earnings performance and other financial measures, the expectations of pension and postretirement plan contributions and anticipated charges associated with such plans, the holding period and market risks associated with financial instruments, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the ability to issue additional debt or equity securities and expectations regarding purchasing shares of McCormick's common stock under the existing authorizations.

These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: damage to the company's reputation or brand name; loss of brand relevance; increased private label use; product quality, labeling, or safety concerns; negative publicity about our products; business interruptions due to natural disasters or unexpected events; actions by, and the financial condition of, competitors and customers; the company's ability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; the successful acquisition and integration of new businesses; issues affecting the company's supply chain and raw materials, including fluctuations in the cost and availability of raw and packaging materials; government regulation, and changes in legal and regulatory requirements and enforcement practices; global economic and financial conditions generally, including the availability of financing, and interest and inflation rates; the investment return on retirement plan assets, and the costs associated with pension obligations; foreign currency fluctuations; the stability of credit and capital markets; risks associated with the company's information technology systems, the threat of data breaches and cyber attacks; volatility in the effective tax rate; impact of climate change on raw materials; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; and other risks described in the company's filings with the Securities and Exchange Commission.
Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.
About McCormick
McCormick & Company, Incorporated is a global leader in flavor. With $4.2 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry - retail outlets, food manufacturers and foodservice businesses. Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings Passion to Flavor™.
For more information, visit www.mccormickcorporation.com.
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For information contact:
Investor Relations:
Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com
Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com
(Financial tables follow)

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)
(In millions except per-share data)
	Three months ended		Nine months ended
	August 31, 2015	August 31, 2014	August 31, 2015	August 31, 2014
Net sales	$1,059.9	$1,042.8	$3,094.4	$3,069.6
Cost of goods sold	638.0	622.7	1,878.8	1,845.5
Gross profit	421.9	420.1	1,215.6	1,224.1
Gross profit margin	39.8%	40.3%	39.3%	39.9%
Selling, general and administrative expense	271.5	260.5	820.3	818.2
Special charges	11.7	2.3	59.1	2.3
Operating income	138.7	157.3	336.2	403.6
Interest expense	13.6	12.4	39.5	37.3
Other income, net	0.2	0.3	0.6	0.8
Income from consolidated operations before income taxes	125.3	145.2	297.3	367.1
Income taxes	37.4	31.1	71.9	97.3
Net income from consolidated operations	87.9	114.1	225.4	269.8
Income from unconsolidated operations	9.7	8.8	27.0	20.1
Net income	$97.6	$122.9	$252.4	$289.9

Earnings per share - basic	$0.76	$0.95	$1.97	$2.22

Earnings per share - diluted	$0.76	$0.94	$1.95	$2.21

Average shares outstanding - basic	128.0	129.6	128.1	130.3
Average shares outstanding - diluted	129.2	130.6	129.2	131.3

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)
(In millions)
	August 31, 2015	August 31, 2014
Assets
Cash and cash equivalents	$108.4	$93.8
Trade accounts receivable, net	422.9	476.8
Inventories	727.2	705.6
Prepaid expenses and other current assets	116.0	132.6
Total current assets	1,374.5	1,408.8
Property, plant and equipment, net	589.1	578.8
Goodwill	1,802.4	1,769.1
Intangible assets, net	376.1	336.5
Investments and other assets	348.6	378.9
Total assets	$4,490.7	$4,472.1

Liabilities
Short-term borrowings and current portion of long-term debt	$684.8	$353.4
Trade accounts payable	336.1	338.8
Other accrued liabilities	383.7	385.4
Total current liabilities	1,404.6	1,077.6
Long-term debt	807.2	1,014.3
Other long-term liabilities	516.7	410.2
Total liabilities	2,728.5	2,502.1
Shareholders’ equity
Common stock	1,033.8	988.5
Retained earnings	1,065.1	993.6
Accumulated other comprehensive loss	(353.6)	(29.6)
Non-controlling interests	16.9	17.5
Total shareholders’ equity	1,762.2	1,970.0
Total liabilities and shareholders’ equity	$4,490.7	$4,472.1

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement (Unaudited)
(In millions)
	Nine Months Ended
	August 31, 2015	August 31, 2014
Operating activities
Net income	$252.4	$289.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	78.7	78.1
Stock based compensation	17.0	15.1
Brand name impairment included in special charges	9.6	—
Income from unconsolidated operations	(27.0)	(20.1)
Changes in operating assets and liabilities	(31.8)	(99.8)
Dividends from unconsolidated affiliates	17.7	12.6
Net cash flow provided by operating activities	316.6	275.8

Investing activities
Acquisition of businesses (net of cash acquired)	(210.9)	—
Capital expenditures	(70.0)	(78.0)
Proceeds from sale of property, plant and equipment	0.3	0.8
Net cash flow used in investing activities	(280.6)	(77.2)

Financing activities
Short-term borrowings, net	214.1	139.7
Long-term debt borrowings	0.5	—
Long-term debt repayments	(1.4)	(1.4)
Proceeds from exercised stock options	26.1	19.2
Common stock acquired by purchase	(72.3)	(178.4)
Dividends paid	(153.7)	(144.7)
Net cash flow provided by (used in) financing activities	13.3	(165.6)

Effect of exchange rate changes on cash and cash equivalents	(18.2)	(2.2)
Increase in cash and cash equivalents	31.1	30.8
Cash and cash equivalents at beginning of period	77.3	63.0

Cash and cash equivalents at end of period	$108.4	$93.8